EXHIBIT 99.1

JOINT FILING AGREEMENT

The undersigned agree that this Schedule 13D, and any amendments hereto, relating to the Class A ordinary shares, par value US$0.0025 per share, of 3 E Network Technology Group Limited, is and shall be filed on behalf of each of the undersigned.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of September 30, 2026.

3E NETWORK TECHNOLOGY PTE. LTD.

By:	/s/ Tingjun Yang
Name:	Tingjun Yang
Title:	Chief Executive Officer and Director

By:	/s/ Tingjun Yang
Name:	Tingjun Yang